Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 18, 2023 (except for Note 4, subsection January 2023 Stock Surrender, as to which the date is February 10, 2023), with respect to the financial statements of SilverBox Corp III contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Arlington, Virginia

February 10, 2023